                                                                    Exhibit 10.5


                            VOICE IT WORLDWIDE, INC.
                          2643 MIDPOINT DRIVE, SUITE A
                          FORT COLLINS, COLORADO 80525
                            TELEPHONE: 970/221-1705
                            FACSIMILE: 970/221-2058


                               December 17, 1996


Voice Powered Technology International, Inc.
15260 Ventura Boulevard, Suite 220
Sherman Oaks, California 91403

Attn:     Edward M. Krakauer
          President and CEO

Re:     Merger with Voice It Worldwide, Inc.


Dear Ed:

This letter of intent (the "Letter of Intent") will confirm the various discussions which representatives of Voice It Worldwide, Inc. ("Voice It") have recently conducted with you as representative of Voice Powered Technology International, Inc. ("VPTI") relative to the merger of VPTI into Voice It (or the merger of Voice It into VPTI). Except with respect to Paragraphs 9, 11, 12 and 13 hereof, the provisions of this Letter of Intent do not at this time constitute a binding agreement between Voice It and VPTI, and do not create legal rights in favor of Voice It or VPTI, but merely set forth a basis on which further negotiations may be commenced with a view to the execution of a definitive merger agreement (the "Agreement") in a form satisfactory to Voice It and VPTI. This Letter of Intent shall evidence the willingness of Voice It and VPTI to continue to negotiate in good faith toward a definitive Agreement. However, both parties understand and agree that there can be no assurance that a definitive Agreement can be successfully negotiated or completed, in which event the transactions contemplated hereby would not be completed. In such event, both parties waive any claims for damages of any type in the event of failure to complete the transactions contemplated hereby.

It is expected that the Agreement will provide, among other provisions, for the following:

         1. Merger Transaction. Subject to the terms and provisions of the Agreement, Voice It and VPTI agree to merge as of the Closing on the Closing Date (as hereinafter defined). It is understood that the surviving entity of the Merger will be determined by mutual agreement of the parties prior to the execution of the Agreement. It is further understood and agreed that, in the event that VPTI will be the surviving entity, VPTI will issue 3.15 shares of its $.001 par value common stock ("VPTI Common Stock") for each share of $.10 par value common stock of Voice It ("Voice It Common Stock") outstanding as of the Closing Date and that, in the event that Voice It will be the surviving entity, Voice It will issue 0.3174 shares of Voice It Common Stock for each share of VPTI Common Stock outstanding as of the Closing Date (the "Transaction").
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Voice Powered Technology International, Inc.
December 17, 1996
Page 2


         2. Voice It Capitalization. As of the Closing Date, Voice It shall have not more than 5,054,802 shares of Voice It Common Stock issued and outstanding and not more than 2,720,000 options, warrants and other dilutive securities outstanding with the amounts and exercise prices thereof substantially similar to the information set forth on Exhibit A attached hereto. In the event that VPTI is the surviving entity of the Merger, it is understood and agreed that the foregoing dilutive securities will be adjusted by the 3.15 for 1 exchange ratio, with a pro rata reduction in exercise prices.

         3. VPTI Capitalization. As of the Closing Date, VPTI shall have not more than 13,949,072 shares of VPTI Common Stock issued and outstanding and not more than 3,184,819 options, warrants and other dilutive securities outstanding with the amounts and exercise prices thereof substantially similar to the information set forth on Exhibit B attached hereto. It is understood and agreed that, in addition to the foregoing 13,949,072 shares of VPTI Common Stock, VPTI shall be entitled to issue (or reserve for issuance upon conversion of convertible securities) not more than 5,000,000 additional shares of VPTI Common Stock pursuant to its proposed pending short term financing. $1 million of which transaction shall be completed prior to December 31, 1996 and an additional $500,000 of which transaction shall be completed by March 31, 1997. In the event that Voice It is the surviving entity of the Merger, it is understood and agreed that the foregoing dilutive securities will be adjusted by the 0.3174 exchange ratio, with a pro rata increase in exercise prices.

         4. The Agreement. Upon execution and acceptance of this Letter of Intent by both parties, counsel, accountants, advisors and representatives of Voice It and VPTI, respectively, shall commence the due diligence inspection of the other party's business and the preparation of the Agreement, which Agreement shall be subject in all aspects to the approval of each party. It is understood that this Letter of Intent is intended to be, and shall be construed only as, a summary of the present discussions between Voice It and VPTI to the date hereof, and that the respective rights and obligations of Voice It and VPTI remain to be defined in the Agreement, into which this Letter of Intent and all discussions prior to the execution of the Agreement shall merge.

         The Agreement shall contain customary representations, warranties, agreements and covenants normally found in a merger agreement, including, but not limited to, representations, warranties, agreements and covenants of each of the parties relating to the status of its business (including its assets, liabilities, contracts and related matters), the financial statements and other financial information and data related to each party, covenants of indemnification against certain risks and claims, the continuation of current levels of business operations of each party, and restrictions on business operations of each party to the normal course of their respective business between the date of execution of the Agreement and the Closing. The Agreement shall also contain representations and warranties of each party that (i) all shares of Voice It Common Stock and VPTI Common Stock, respectively, are duly issued, fully paid and nonassessable, (ii) each of the parties has good, marketable and indefeasible title to its assets free and clear of all liens, pledges, security interests and restrictions whatsoever, except as set forth in the Agreement, and (iii) each party is a corporation duly organized, validly existing, and in good standing and has the requisite corporate power and authority to conduct its business as and in the places where such business currently is conducted.

Voice Powered Technology International, Inc.
December 17, 1996
Page 3


         5. Conditions to Merger. The Agreement shall provide that the respective obligations of Voice It and VPTI thereunder are subject to, among other provisions, the following conditions:

                 (a) The favorable review and approval of the Agreement by the Board of Directors of Voice It and VPTI, respectively;

                 (b) The favorable approval of the Agreement by the shareholders of Voice It and VPTI, respectively (with not more than 5% of either party's shareholders exercising appraisal or dissenters rights);

                 (c) The receipt of such consents, approvals and/or authorizations from governmental authorities or third parties as may be required to consummate the transactions contemplated in the Agreement;

                 (d) The receipt of satisfactory "fairness opinions" by each party's Board of Directors, at their option, as to the fairness of the Transaction to the shareholders of the respective parties;

                 (e) The absence of any material liability of any nature, direct or indirect, contingent or otherwise, or in any amount not adequately reflected or reserved upon the financial statements of the respective party as of September 30, 1996;

                 (f) There shall not have been any event or condition of any character which adversely affects the business or assets of VPTI or Voice It, including, but not limited to, any material adverse change in the condition, assets, liabilities, business or operations of VPTI or Voice It from that reflected on the respective financial statements as of September 30, 1996;

                 (g) The accuracy of the representations, warranties, agreements and covenants of each party contained in the Agreement;

                 (h) The acceptance and approval by each party of the financial condition, business operations and good standing of the other party as of the Closing Date;

                 (i) Each party shall have performed and complied with all agreements and conditions required by the Agreement to be performed and complied with by such party prior to or on the Closing Date;

                 (j) Each party shall have achieved an operating profit for the fiscal quarter ended December 31, 1996 before any non-recurring expenses, write-offs of assets or other expenditures related to the Transaction;

                 (k) Each party shall have achieved mutually satisfactory fourth quarter 1996 revenue and retail sell-through of its products;
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Voice Powered Technology International, Inc.
December 17, 1996
Page 4


                 (l) Prior to the date of the first public announcement of the principal financial terms and conditions of the Agreement (which announcement includes the share exchange ratio for the Transaction), the quotient resulting from the Average Closing Stock Price (as hereinafter defined) of the Voice It Common Stock divided by the Average Closing Stock Price of the VPTI Common Stock shall be not less than 2.4 nor greater than 3.0. The "Average Closing Stock Price" is defined as one-thirtieth (1/30) of the sum total of the daily closing stock price published by Nasdaq for the most recent thirty (30) consecutive trading days; and

                 (m) At any time subsequent to the date at the first public announcement of the principal financial terms and conditions of the Agreement, the quotient resulting from the Average Closing Stock Price of the Voice It Common Stock divided by the Average Closing Price of the VPTI Common Stock shall be not less than 2.75 nor greater than 3.50.

         6. Conditions Precedent to Execution of Agreement. It is understood and agreed that the following contingencies shall be resolved to the mutual satisfaction of Voice It and VPTI prior to the execution of the
Agreement:

                 (a) Voice It shall re-negotiate the provisions applicable to the outstanding Convertible Debenture issued to Renaissance Capital Growth & Income Fund III, Inc.;

                 (b) VPTI shall be required to reduce its existing outstanding debt to Flextronics from the proceeds of its proposed short term financing and without the assumption of additional debt to an amount not greater than $800,000 by March 31, 1997, with such amount to be reduced by $50,000 per month thereafter commencing April 1, 1997;

                 (c) VPTI shall receive a waiver, release and satisfaction from Everen Securities regarding their investment banking agreement with VPTI; and

                 (d) VPTI shall complete a financing transaction pursuant to which it shall receive not less than $1,000,000 in gross proceeds by December 31, 1996 and an additional $500,000 by March 31, 1997, which transaction shall provide for the issuance (or reservation for issuance upon exercise of convertible securities) of an aggregate of not more than 5,000,000 newly issued shares of VPTI Common Stock valued at not less than $0.30 per share.

         7. Due Diligence Inspection. Upon reasonable prior notice to the other party, each party and its agents and representatives shall have reasonable access to the business and related records of the other party during the period commencing on the Effective Date hereof and ending on January 31, 1997 (the "Inspection Period") to inspect the business and related records (and make copies thereof) during normal business hours of the other party. At any time during the Inspection Period, either party may upon written notice to the other party terminate this Letter of Intent or the Agreement, as applicable, without liability to the other party.
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Voice Powered Technology International, Inc.
December 17, 1996
Page 5


         8. Post-Merger Board of Directors. Upon completion of the merger, the Board of Directors of the surviving entity will consist of three
(3) representatives of Voice It, three (3) representatives of VPTI, and one (1) outside director to be selected prior to execution of the Agreement by mutual agreement of Voice It and VPTI. Each of the foregoing directors will agree to serve a full one-year term as a director, subject to re-election thereafter.

         9. Expenses. Voice It and VPTI agree to bear and be solely responsible for their respective costs and expenses incurred and to be incurred in the negotiation and consummation of the transactions contemplated hereby, including the preparation of this Letter of Intent, the definitive Agreement, the Joint Proxy Statement/Prospectus and Registration Statement on Form S-4.

         10. Interim Conduct of Businesses. The definitive Agreement will provide for the continuation of each party's business in the usual and ordinary course after the definitive Agreement is executed and prior to the Closing contemplated thereby. During the interim period of time between the Effective Date hereof and the date of execution of the definitive Agreement, the parties hereto agree that each party (i) will operate and conduct its business only in the usual and ordinary course consistent with prior practices; (ii) will devote its best efforts to promote and preserve its goodwill and customer business base; (iii) will not amend or otherwise modify its articles of incorporation or bylaws, declare any dividend on its capital stock, issue any capital stock or any warrant, option or right to acquire any of its capital stock (other than the proposed short-term financing set forth in Paragraph 6(d) above), enter into any contract or waive any liability or make any capital expenditure except in the ordinary course of its business; or sell any assets other than in the ordinary course of business; and (iv) shall continue to pay major vendors and manufacturers in a manner materially consistent with its current practices.

         11. Exclusive Agreement; Standstill Agreement. Voice It and VPTI agree to diligently and timely negotiate in good faith toward a definitive Agreement mutually satisfactory to each. During the term hereof and until this Letter of Intent is terminated as herein provided, it is expressly understood that neither party will enter into or otherwise undertake similar negotiations or enter into similar agreements with any third party, it being expressly agreed, however, that all negotiations between Voice It and NCI are permitted. Further, during the term hereof and until this Letter of Intent is terminated as herein provided, neither party shall solicit, initiate or encourage submission of any inquiry, proposal, or offer relating to any acquisition, purchase or sale of its assets, or any merger, consolidation or business combination with it, subject to fiduciary obligations under applicable law, provided, however, that if during the term of this Letter of Intent either party is contacted, on an unsolicited basis, by a third party making an inquiry, proposal or offer relating to an acquisition, purchase or sale of its assets, or a merger, consolidation or business combination, this section shall not prohibit the board of directors of the receiving party from entertaining and accepting any such inquiry, proposal or offer if, in the opinion of legal counsel to such party, it is required to fulfill the fiduciary obligations of the members of the board of directors.

         12.     Term.  This Letter of Intent shall expire upon the earlier of
(i) the date of execution of the definitive Agreement, (ii) the close of business (5:00 p.m. Fort Collins, Colorado time), on the ninetieth (90th) day following the effective date of this Letter of Intent; (iii) the date either party notifies
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Voice Powered Technology International, Inc.
December 17, 1996
Page 6


the other that it has elected to terminate this Letter of Intent pursuant to the provisions of Paragraph 7 hereof, or (iv) the date of termination of this Letter of Intent by mutual consent of Voice It and VPTI.

         13. Closing and Schedule. Voice It and VPTI agree to use their best efforts to diligently and timely negotiate in good faith toward accomplishing the Closing of the Transaction contemplated hereby on the following proposed time schedule:

(a) To negotiate and execute a definitive Agreement mutually satisfactory to each party on or before January 15, 1997;

(b) To prepare and file the Registration Statement on Form S-4 with the SEC containing December 31, 1996 audited financial statements of each party on or before February 28, 1997,

(c) To amend the Registration Statement on Form S-4 and obtain the effectiveness of the Joint Proxy Statement/Prospectus from the SEC on or before May 8, 1997;

(d) To obtain approval of the shareholders of each party at meetings thereof on or before June 19, 1997; and

(e)      To effectuate the Closing on or about June 20, 1997 (the "Closing
         Date").

         14. Effective Date. The Effective Date of this Letter of Intent shall be deemed to be the date of agreement and acceptance hereof by VPTI as set forth above the signature of VPTI on the signature page hereto.

         15. Confidentiality. All information furnished by either party to the other in accordance with the provisions of this Letter of Intent or the Agreement or obtained by either party in the course of its investigation of the other party shall be deemed and treated as confidential information by such party and shall not be disclosed by such party to any third party unless the same shall become available through non-confidential means or shall otherwise be or come into the public domain or shall be required by law; provided, however, that each party may disclose such information to prospective lenders and the attorneys, accountants and other professional advisors representing each party in connection with the Transaction. Upon the termination of this Letter of Intent or the Agreement, upon the written request of the disclosing party, the other party agrees to return to the disclosing party all tangible expressions (including copies) of all such information.

         16. Press Release. Each party agrees that it shall not issue any press release or, except as may be required under law, make any other public disclosure of this Letter of Intent (other than its termination) without the prior written approval of the other, which approval shall not be unreasonably withheld.

         17. Causes of Action; Forum. If either party hereto institutes an action or proceeding to interpret or enforce any provision of this Letter of Intent or an alleged breach of any provision of this
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Voice Powered Technology International, Inc.
December 17, 1996
Page 7


Letter of Intent, the party instituting such action or proceeding shall file the action or proceeding in the State court for the county in which the other party's principal office is located.

If the foregoing meets with your approval, please so signify by executing this Letter of Intent in the place provided below for your signature and return an executed copy of this Letter of Intent immediately via facsimile transmission and the executed duplicate hereof by U.S. Mail to the undersigned. The offer to enter into this Letter of Intent shall remain available for your approval and acceptance for a period of ten (10) days from the date first above written, after which time it shall expire. We shall await your prompt reply.



                                        Very truly yours,

                                        VOICE IT WORLDWIDE, INC.


                                        By:  /s/  DENNIS W. ALTBRANDT
                                           ------------------------------------
                                                  DENNIS W. ALTBRANDT,
                                                  Chief Executive Officer


ACCEPTED and AGREED to this
18TH day of December, 1996.

VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.


By:  /s/  EDWARD KRAKAUER
   -------------------------------------------
          EDWARD KRAKAUER,
          President and CEO

                                    EXHBIT B
                    Voice Powered Technology International Inc.
                          Warrants and Options Outstanding


                                                         # of Shares
        Description                     Exercise Price     Reserved
        -----------                     --------------   -----------
        Employee Stock Option           $0.375 - $0.69      236,000
        Program                         $1.218 - $1.50      189,070
                                        $1,625 - $1.875     358,511
                                        $2.250 - $2.8125      3,088
                                        $3.00 and over    1,019,633
                                                          ---------
                                                          1,806,302

        Warrants from Initial
          Public Offering                         $6.375    747,500
        Warrants - Preferred C                    $6.375    286,017
        Unit Purchase Options                     $5.525    195,000
                                                          ---------
                      Total Warrants                      1,228,517
                                                          ---------
        Total Warrants/0ptions Outstanding                3,034,819
                                                          =========
        Contingent Warrants
          Evern Securities              TBD                 150,000
                                                          ---------
     Grand Total                                          3,184,819
                                                          =========